Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 1,000,000 shares of its common stock to be filed with the Securities and Exchange Commission pertaining to the Retirement Savings Plan and Trust of Atmos Energy Corporation of our reports (a) dated November 16, 2005, with respect to the consolidated financial statements and schedule of Atmos Energy Corporation, Atmos Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2005 and (b) dated June 16, 2005, with respect to the statement of net assets available for benefits of the Atmos Energy Corporation Retirement Savings Plan and Trust as of December 31, 2004 included in the Trust’s Annual Report (Form 11-K) for the year ended December 31, 2005, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 24, 2006